Exhibit 99.2
MAX RE CAPITAL ANNOUNCES
PRICING OF COMMON SHARES OFFERING
HAMILTON, BERMUDA, October 11, 2005 — Max Re Capital Ltd. (the “Company”) (NASDAQ: MXRE, BSX: MXRE BH) today announced that it has entered into an agreement to sell 11,000,000 of its common shares in an underwritten public offering at a price to the public of $23.50 per share. The aggregate price to the public will be $258.5 million. The net proceeds to the Company are expected to be approximately $246 million. In addition, the Company has granted the underwriters an option to purchase up to 1,650,000 additional common shares. All shares are being sold under the Company’s registration statement on Form S-3 (as may be amended or supplemented from time to time) that has been declared effective by the Securities and Exchange Commission. Banc of America Securities LLC and Citigroup Corporate and Investment Banking are acting as joint book-running managers for the offering.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Banc of America Securities LLC, 100 West 33rd Street, New York, New York 10001 or via e-mail at dg.prospectus_distribution@bofasecurities.com, or from Citigroup Corporate and Investment Banking, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York, 11220.
Max Re Capital Ltd. through its principal operating subsidiaries, Max Re Ltd., Max Insurance and Max Re Europe Limited, offers customized risk financing solutions to life and health insurers, property and casualty insurers, and large corporations.
The above remarks about future expectations, plans and prospects for the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s Prospectus Supplement to the Company’s Prospectus dated October 4, 2005 and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.
Contact Information:
Keith S. Hynes
Executive Vice President & CFO
441-296-8800
keithh@maxre.bm
N. James Tees
Senior Vice President & Treasurer
441- 296-8800
jimt@maxre.bm